Exhibit (a)(1)(v)

Notice of Withdrawal of Tender

Regarding Shares in PIMCO Capital Solutions BDC Corp.

Tendered Pursuant to the Offer to Purchase

Dated October 10, 2025

The Offer and withdrawal rights will expire on November 14, 2025 and this Notice of Withdrawal must be received by

the Company’s Transfer Agent by 4:00 p.m.,

Eastern Time, on November 14, 2025, unless the Offer is extended.

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO THE COMPANY’S TRANSFER AGENT.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Name: ___________________________________________________________________________________________

Account #: ___________________________________________________________________________________________

Email Address: _____________________________________________________________________________________________

The undersigned represents that the undersigned is the beneficial owner of the shares of common stock, par value $0.001, in the Company to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing stockholder.

Requests on behalf of a partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date